Exhibit 1.01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD-Exhibit 1.01

Conflict Minerals Report

Registrant submits this Conflict Minerals Report as Exhibit 1.01 to FORM SD Specialized Disclosure Report and provides the following information:

(1)              Due Diligence: A description of the registrant’s reasonable country of origin inquiry and the measures the registrant has taken to exercise due diligence on the source and chain of custody of those conflict minerals follows:

(i)                                     The registrant’s due diligence conforms to the nationally or internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas which can be found at http://www.oecd.org and included the following:

(A)            Registrant’s implementation of an execution plan for a company-wide conflict minerals program including:

(a)                                 Registrant’s adoption of a conflict minerals policy which can be found on registrant’s publicly available Internet website at the following link: http://www.ctscorp.com/governance/conflictminerals/conflictmineralspolicy.htm.

(b)                                 Registrant’s assembly of an internal team to implement, manage and execute registrant’s conflict minerals policy.

(c)                                  Registrant’s adoption of a system designed to allow engagement and communication with the supply-chain and request information relating to the identity of the conflict mineral smelters and refiners used by the supply-chain.

(d)                                 Registrant’s incorporation of registrant’s expectations regarding suppliers’ conflict minerals policies, processes and information disclosures into relevant registrant documents including for example registrant’s conflict minerals policy, registrant’s supplier purchase order terms and conditions, registrant’s supplier contract clauses, and registrant’s correspondence and communication with suppliers.

(B)            Registrant’s identification and assessment of risk in the supply chain including:

(a)                                 Identification of registrant’s relevant first-tier suppliers.

(b)                                 Conducting a reasonable country of origin and undertaking due diligence measures including requesting all relevant first-tier suppliers to complete the EICC-GeSi Conflict Minerals Template which can be found at http://www.conflictfreesourcing.org, reviewing the information and smelter data provided by relevant first-tier suppliers, and comparing smelters and refiners identified by the supply chain to independently verified lists (e.g., the CFSI Conflict-Free Smelter Program list which can be found at http://www.conflictfreesourcing.org) to assess possible risk.

(ii)                                  In accordance with Instruction (3) to Item 1.01 of the guide of the Securities and Exchange Commission for completing this Conflict Minerals Report, the due diligence measures did not include or require an independent private sector audit of this Conflict Minerals Report.

(iii)                                 Registrant has disclosed above the steps it has taken, and discloses below the steps which registrant will take, to mitigate the risk that its necessary conflict minerals benefit armed groups, including the adoption, monitoring, and tracking of a risk management, mitigation, and corrective action plan including follow-up letters to relevant first-tier suppliers requesting validation of such suppliers or the smelters or refiners used by such suppliers as CFSI Conflict Free in accordance with, for example, the CFSI Conflict-Free Smelter Program.

(2)  Product Description: Registrant provides the following general description of the products identified in Item 1.01(c) of Form SD Specialized Disclosure Report:

Frequency Products: RF modules, XOs, OCXOs, TCXOs, VCXOs, VCSOs, VCO/PLLs, clock oscillators, jitter attenuators, clock generators, frequency translators, ceramic filters, piezoelectric devices, discoidal filters, and EMI/RFI filters.

Electromechanical Products: optical encoders.

Automotive Products: accelerator pedals, actuators, carbon canister purge valve, seat belt tension sensors, seat belt buckle switch sensors, wheel speed sensors, seat track position sensors, position sensor assemblies, direct in bearing sensors, air grille shutter sensors, throttle position sensors, power lift gate sensor, and current sensor.

Registrant also provides in Exhibit 1.02 attached a list of the facilities used to process the necessary conflict minerals in certain of the products identified above.  The country of origin of the conflict minerals is unknown.  The efforts to determine the mine or location of origin of the conflict minerals included requesting all relevant first tier suppliers to complete the EICC-GeSi Conflict Minerals Template which required identification of the mine or location of origin of the conflict minerals, if known.